AEP Industries Inc. Reports Fiscal 2014 Third Quarter And Year-To-Date Results

MONTVALE, N.J., Sept. 9, 2014 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its third quarter ended July 31, 2014.

Net sales for the third quarter of fiscal 2014 increased $16.9 million, or 6%, to $308.8 million from $291.9 million for the third quarter of fiscal 2013. Net sales for the nine months ended July 31, 2014 increased $31.7 million, or 4%, to $876.3 million from $844.6 million in the same period of the prior fiscal year. The increase for the third quarter of fiscal 2014 was the result of a 5% increase in average selling prices and a 1% increase in sales volume compared to the prior fiscal year period. The increase for the nine months ended July 31, 2014 was the result of a 6% increase in average selling prices partially offset by a 2% decrease in sales volume compared to the prior fiscal year period.

Gross profit for the third quarter of fiscal 2014 was $33.2 million, a decrease of $4.5 million, or 12%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $0.5 million during the periods and an increase in depreciation expense of $0.6 million, gross profit decreased $4.4 million. Gross profit for the nine months of fiscal 2014 was $87.8 million, a decrease of $29.5 million, or 25%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $0.9 million during the periods and an increase in depreciation expense of $2.8 million, gross profit decreased $27.6 million. The gross profit decrease in both fiscal 2014 periods primarily resulted from the Company's inability to completely pass through the entirety of increased resin costs to its customers and increased manufacturing costs. Although gross profit for the three months ended July 31, 2014 benefited from an increase in volumes sold, the nine months ended July 31, 2014 fiscal period was negatively impacted by decreased sales volume.

Operating expenses for the third quarter of fiscal 2014 were $28.7 million, a decrease of $2.2 million, or 7%, compared to the same period in the prior fiscal year and for the nine months of fiscal 2014, operating expenses were $83.0 million, a decrease of $8.0 million, or 9%, compared to the same period in the prior fiscal year. The decreases in both periods are primarily due to a decrease in share-based compensation costs associated with the Company's stock options and performance units, a decrease in salaries and severance costs associated with the Webster Industries acquisition and a decrease in provisions related to employee cash performance incentives. The nine months ended July 31, 2014 also had a decrease in delivery expense primarily due to lower volumes sold as compared to the prior fiscal year period.

During the fiscal year 2013, relocation of equipment purchased from Transco to the Company's Bowling Green, Kentucky facility, a print press was damaged in transit. The damages sustained resulted in a delay in the start-up of the machinery and the Company's inability to supply certain customers. The Company filed a business interruption claim related to the lost margins from this incident. During the third quarter of 2014, the Company collected $2,050,000 in business interruption recoveries, which is recorded as a component of operating income in the consolidated statement of operations for the three and nine months ended July 31, 2014.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "Although we are pleased to deliver higher year-over-year volumes for the third quarter, we continue to operate in a volatile pricing environment and ongoing economic challenges continue to impact our overall results. We continue to believe that fiscal 2014 will not meet or exceed our 2013 sales volume, and we therefore remain highly focused on managing the initiatives within our control, including our ongoing efforts to reduce expenses. We remain confident in the foundation of the business and expect that we are well positioned to grow and create value for our shareholders as our economy improves."

Interest expense for the three months and nine months ended July 31, 2014 increased $0.4 million and $0.7 million, respectively, as compared to the prior year periods resulting primarily from higher average borrowings under the Company's credit facility during the comparable periods and a decrease in unrealized gains on the Company's interest rate swap.

Net income for the three months ended July 31, 2014 was $1.2 million, or $0.24 per diluted share, as compared to net income of $1.8 million, or $0.32 per diluted share, for the three months ended July 31, 2013. Net (loss) income for the nine months ended July 31, 2014 was a loss of $5.2 million, or $(0.97) per diluted share, as compared to net income of $9.8 million, or $1.74 per diluted share, for the nine months ended July 31, 2013. The nine months ended July 31, 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $13.2 million in the current quarter as compared to $14.4 million for the three months ended July 31, 2013. Adjusted EBITDA for the nine months ended July 31, 2014 was $35.5 million, as compared to $58.0 million for the nine months ended July 31, 2013.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	Third Quarter	July YTD	July YTD
	Fiscal 2014	Fiscal 2013	Fiscal 2014	Fiscal 2013
	(in thousands)

Net income (loss)	$ 1,235	$ 1,788	$ (5,216)	$ 9,758
Provision (benefit) for taxes	366	579	(2,569)	3,825
Interest expense	4,945	4,567	14,661	13,965
Depreciation and amortization expense	8,039	7,343	23,966	20,884
(Decrease) increase in LIFO reserve	(1,938)	(1,407)	4,637	5,566
Gain on bargain purchase of a business	-	-	-	(1,001)
Other non-operating income	(16)	(224)	(87)	(308)
Share-based compensation	554	1,799	150	5,301
Adjusted EBITDA	$ 13,185	$ 14,445	$ 35,542	$ 57,990

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 10, 2014, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 88196828. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial environment. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2014	2013	2014	2013
NET SALES	$308,846	$291,873	$876,305	$844,589
COST OF SALES	275,634	254,204	788,517	727,273
Gross profit	33,212	37,669	87,788	117,316
OPERATING EXPENSES:
Delivery	13,297	13,308	37,766	39,310
Selling	9,475	10,373	27,263	29,486
General and administrative	5,960	7,278	18,020	22,281
Total operating expenses	28,732	30,959	83,049	91,077
OTHER OPERATING INCOME: Business interruption insurance recovery	2,050	—	2,050	—
Operating income	6,530	6,710	6,789	26,239
OTHER INCOME (EXPENSE):
Interest expense	(4,945)	(4,567)	(14,661)	(13,965)
Gain on bargain purchase of a business	—	—	—	1,001
Other, net	16	224	87	308
Income (loss) before (provision) benefit for income taxes	1,601	2,367	(7,785)	13,583
(PROVISION) BENEFIT FOR INCOME TAXES	(366)	(579)	2,569	(3,825)
Net income (loss)	$1,235	$1,788	$(5,216)	$9,758
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.24	$0.32	$(0.97)	$1.75
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.24	$0.32	$(0.97)	$1.74

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com